Supplement dated February 28, 2003
To Prospectus Supplement dated February 26, 2003
To Prospectus dated January 24, 2003

                           $531,712,809 (Approximate)

              Credit Suisse First Boston Mortgage Securities Corp.
                                    Depositor

          CSFB Mortgage-Backed Pass-Through Certificates, Series 2003-7

The prospectus supplement dated February 26, 2003 to the prospectus dated January 24, 2003 with respect to the above captioned series is hereby amended as follows:

      1. Footnotes (6), (7) and (8) on page S-7 are amended to read as follows:

(6) The pass-through rate on the Class I-A-18 Certificates for each distribution date on or prior to the distribution date in February 2005 is approximately 3.05% per annum. After the distribution date in February 2005, the per annum pass-through rate on these certificates will be equal to LIBOR plus 0.70%, but no more than 9.00% per annum.

(7) The pass-through rate on the Class I-A-19 Certificates for each distribution date on or prior to the distribution date in February 2005 is approximately 13.83% per annum. After the distribution date in February 2005, the per annum pass-through rate on these certificates will be equal to 21.666667% minus the product of 3.333333 times LIBOR, but no less than 0.00% per annum.

(8) The pass-through rate on the Class I-A-20 Certificates for each distribution date on or prior to the distribution date in February 2005 is approximately 9.00% per annum. After the distribution date in February 2005, the per annum pass-through rate on these certificates will be equal to 41.500000% minus the product of 5.000000 times LIBOR, but no less than 0.00% per annum. The Class I-A-20 Certificates are subject to a maximum pass-through rate of 9.00% per annum.

      2. The first sentence under the section "Description of the Certificates - Determination of LIBOR" on page S-49 is amended to read as follows:

The annual certificate interest rates of the LIBOR Certificates are based upon the London Interbank Offered Rate for one-month United States dollar deposits ("LIBOR") as quoted on Telerate Page 3750 as of 11:00 A.M., London time, on the second LIBOR business day prior to the first day of the related Accrual Period (a "LIBOR Determination Date"), except that LIBOR for each distribution date on or prior to the distribution date in February 2005 will equal 2.35% with respect to the Class I-A-18, Class I-A-19 and Class I-A-20 Certificates and that LIBOR for the initial distribution date will equal 1.34% with respect to the Class I-A-14 and Class I-A-15 Certificates.

      3. The last sentence on page S-72 is amended to read as follows:

The yields of such certificates set forth in the following tables were calculated using the Modeling Assumptions and the further assumptions that (i) with respect to the Class I-A-15 Certificates, for the distribution date in March 2003, LIBOR will be 1.34% and for each distribution date thereafter LIBOR will be as indicated, and with respect to the Class I-A-19 and Class I-A-20 Certificates, for each distribution date on or prior to the distribution date in February 2005, LIBOR will be 2.35% and for each distribution date thereafter LIBOR will be as indicated and, (ii) the purchase price of the Class I-A-15, Class I-A-19 and Class I-A-20 Certificates are approximately 94.3125%, 100% and 100% (expressed as a percentage of its initial notional amount), respectively, plus accrued interest.

      4. The second and third tables on page S-73 are amended to read as follows:

      Sensitivity of the Class I-A-19 Certificates to Prepayments and LIBOR
                          (Pre-Tax Yields to Maturity)

                     Percentage of the Prepayment Assumption

      LIBOR             0%          100%         300%        400%        500%
                      ------       ------       ------      ------      ------

      1.34%           16.68%       16.61%       13.69%      13.36%      13.18%
      2.34            14.14        14.13        13.57       13.36       13.18
      3.34            11.38        11.47        13.46       13.36       13.18
      4.34             8.40         8.64        13.34       13.36       13.18
 6.50 and above        1.17         1.89        13.09       13.36       13.18

      Sensitivity of the Class I-A-20 Certificates to Prepayments and LIBOR
                          (Pre-Tax Yields to Maturity)

                     Percentage of the Prepayment Assumption

      LIBOR             0%          100%         300%        400%        500%
                      ------       ------       ------      ------      ------

 6.50% and below       9.11%        9.10%        8.76%       8.63%       8.51%
      7.00             6.93         7.02         8.67        8.63        8.51
      7.40             5.10         5.29         8.60        8.63        8.51
      7.90             2.71         3.04         8.51        8.63        8.51
 8.30 and above        0.72         1.17         8.43        8.63        8.51

                           Credit Suisse First Boston
                                   Underwriter

                                February 28, 2003